Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 31, 2013 (the “Merger Date” or “Acquisition Date”), DigitalGlobe, Inc. (“DigitalGlobe” or the “Company”) merged with GeoEye, Inc. (“GeoEye”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated July 22, 2012. DigitalGlobe paid total consideration of approximately $1.4 billion consisting of cash, shares of stock and refinancing of GeoEye’s long-term debt.

The following Unaudited Pro Forma Condensed Combined Financial Information for DigitalGlobe and GeoEye gives effect to the following:

•	Issuance of 25.9 million shares of DigitalGlobe common stock

•	Issuance of 80,000 shares of DigitalGlobe preferred stock

•	Entering into a seven-year $550.0 million Senior Secured Term Loan

•	Issuance of an eight-year $600.0 million of Unsecured Senior Notes

•	Repayment of the $525.0 million legacy GeoEye debt

•	Repayment of the $495.0 million legacy DigitalGlobe term loan

The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2012 gives effect to the merger and related transactions as if they had been completed December 31, 2012. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2012 gives effect to the merger and related transactions as if they had occurred on January 1, 2012.

The Unaudited Pro Forma Condensed Combined Financial Statements, referred to as the “Unaudited Pro Forma Financial Statements,” were derived from and should be read in conjunction with:

•

the Consolidated Financial Statements of DigitalGlobe as of and for the year ended December 31, 2012 and the related notes included in DigitalGlobe’s Annual Report on Form 10-K for the year ended December 31, 2012; and

•

the Consolidated Financial Statements of GeoEye as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012 and the related notes for the year ended December 31, 2012 included as Exhibit 99.1 to this current report on Form 8-K/A.

DigitalGlobe has been treated as the acquirer in the merger agreement for accounting purposes. The allocation of the purchase price was based upon the estimated fair value of the assets acquired and liabilities assumed.

The Unaudited Pro Forma Financial Statements have been prepared in a manner consistent with DigitalGlobe’s accounting policies. The unaudited pro forma adjustments were based on certain assumptions and estimates that DigitalGlobe believes are reasonable. Pro forma adjustments have been included only to the extent adjustments are directly attributable to the transaction, and appropriate information is known, factually supportable and reasonably available to DigitalGlobe. There were no transactions between DigitalGlobe and GeoEye during the periods presented in the Unaudited Pro Forma Financial Statements that needed to be eliminated. The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented in accordance with Article 11 of Regulation S-X.

The Unaudited Pro Forma Financial Statements have been prepared using the acquisition method of accounting under U.S. GAAP. Under the acquisition method of accounting, the purchase price is allocated to underlying assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation has been derived from estimates of the fair market value of the tangible and intangible assets and liabilities of GeoEye based upon management’s estimates using established valuation techniques. The Company’s judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company’s results of operations. The total purchase price has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed based upon valuation procedures performed to date. This allocation is subject to change pending a final analysis of the total purchase price paid, and the estimated fair value of the assets acquired and liabilities assumed. The differences between the initial and final allocation of purchase price could be material. The Company will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the acquisition date.

The Unaudited Pro Forma Financial Statements are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the Unaudited Pro Forma Financial Statements do not purport to project the future financial position or operating results of the combined company. Accordingly, the Unaudited Pro Forma Financial Statements do not reflect any cost savings or other synergies that the combined company may achieve as a result of the merger or the costs to integrate the operations of DigitalGlobe and GeoEye or the costs necessary to achieve these cost savings and other synergies. The effects of the foregoing items are expected to, individually and in the aggregate, materially impact the Unaudited Pro Forma Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2012

	DigitalGlobe	GeoEye	Reclassifications (See Note 4)	Pro Forma Adjustments (See Note 6)		Pro Forma Combined
			(In millions)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$246.2	$179.6	$—	$(77.0)	a	$348.8
Short-term investments	—	8.5	—	—		8.5
Restricted cash	3.8	14.0	—	—		17.8
Accounts receivable, net	67.0	23.2	—	18.4	b	108.6
Prepaid and current assets	18.6	9.9	—	(0.6)	c	27.9
Deferred taxes	43.9	6.9	—	—		50.8

Total current assets	379.5	242.1	—	(59.2)		562.4
Property and equipment, net	1,115.2	59.3	1,014.5	13.9	d	2,202.9
Satellites and ground stations	—	1,014.5	(1,014.5)	—		—
Goodwill	8.7	67.9	—	306.0	e	382.6
Intangible assets	—	6.9	—	26.6	f	33.5
Aerial image library, net	16.4	—	—	—		16.4
Long-term restricted cash	8.3	2.9	—	—		11.2
Long-term deferred contract costs	37.3	—	—	—		37.3
Other assets	12.1	10.1	—	(0.1)	c	42.0
				19.9	g

Total assets	$1,577.5	$1,403.7	$—	$307.1		$3,288.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10.2	$52.9	$(47.7)	$(0.1)	h	$15.3
Accrued interest	0.1	—	12.3	(12.4)	g	—
Current notes payable	5.0	—	—	(0.9)	g	4.1
Other accrued liabilities	56.2	—	35.4	31.9	i	123.5
Current portion of deferred revenue	42.9	41.1	—	(30.9)	j	53.1

Total current liabilities	114.4	94.0	—	(12.4)		196.0
Long-term accrued liabilities	2.7	7.4	—	(7.3)	k	2.8
Deferred revenue	386.8	113.7	—	(111.7)	j	388.8
Long-term debt, net	478.6	514.2	—	149.4	g	1,142.2
Long-term deferred tax liability, net	55.6	101.9	—	31.5	l	189.0

Total liabilities	1,038.1	831.2	—	49.5		1,918.8

Stockholders’ equity:
Preferred stock	—	—	—	—		—
Common stock	0.2	0.2	—	(0.2)	m	0.2
Treasury stock	(2.0)	—	—	—		(2.0)
Additional paid in capital	543.8	392.0	—	(392.0)	m	1,401.9
				858.1	n
Retained earnings (accumulated deficit)	(2.6)	180.3	—	(180.3)	m	(30.6)
				(11.1)	g
				(16.9)	i

Total stockholders’ equity	539.4	572.5	—	257.6		1,369.5

Total liabilities and stockholders’ equity	$1,577.5	$1,403.7	$—	$307.1		$3,288.3

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements,

which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

	DigitalGlobe	GeoEye	Reclassifications (See Note 4)	Pro Forma Adjustments (See Note 6)		Pro Forma Combined
	(In millions, except per share data)
Revenue	$421.4	$460.9	$—	$—		$882.3
Costs and expenses:
Cost of revenue, excluding depreciation and amortization	81.6	125.1	(47.9)	—		158.8
Selling, general and administrative	149.2	79.0	47.9	(34.0)	o	245.4
				3.3	p
Depreciation and amortization	114.6	70.5	—	(7.2)	q	177.9
Impairment charges	—	96.3	—	—		96.3

Income from operations	76.0	90.0	—	37.9		203.9
Other expense, net	(1.0)	—	—	—		(1.0)
Interest (expense) income, net	(9.1)	1.4	—	2.7	r	(5.0)

Income before income taxes	65.9	91.4	—	40.6		197.9
Income tax expense	(26.9)	(35.0)	—	(16.7)	s	(78.6)

Net income	39.0	56.4	—	23.9		119.3
Preferred stock dividends	—	(4.0)	—	—	t	(4.0)

Net income less preferred stock dividends	39.0	52.4	—	23.9		115.3
Income allocated to participating securities	—	—	—	(4.6)	u	(4.6)

Net income available to common stockholders	$39.0	$52.4	$—	$19.3		$110.7

Earnings per share (See Note 7):
Basic	$0.85					$1.54
Diluted	$0.84					$1.51

Weighted average common shares outstanding:
Basic	46.1					72.1
Diluted	46.4					73.5

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements,

which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. Description of Transaction

On July 22, 2012, DigitalGlobe entered into a merger agreement with GeoEye, 20/20 Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DigitalGlobe, and WorldView, LLC, a Delaware limited liability company and a wholly owned subsidiary of DigitalGlobe, for a stock and cash transaction. Under the terms of the merger agreement, and based on the elections made by GeoEye common stockholders, the consideration paid to GeoEye common stockholders was as follows:

•	GeoEye common stockholders electing mixed consideration received 1.137 shares of DigitalGlobe common stock and $4.10 per share in cash for each GeoEye common share;

•	GeoEye common stockholders electing cash consideration received no shares of DigitalGlobe common stock and $20.27 per share in cash for each GeoEye common share;

•	GeoEye common stockholders electing stock consideration received 1.141 shares of DigitalGlobe common stock and $4.041 per share in cash for each GeoEye common share;

•	GeoEye common stockholders who did not make an election received 1.137 shares of DigitalGlobe common stock and $4.10 per share in cash for each GeoEye common share; and

•	GeoEye common stockholders were paid cash in lieu of fractional shares in an amount equal to the fractional amount of GeoEye common shares multiplied by $27.71.

Accordingly, DigitalGlobe issued approximately 25.9 million shares of common stock and paid $93.6 million to GeoEye’s common stockholders.

In addition, each issued and outstanding share of Series A convertible preferred stock of GeoEye was converted into (i) one share of a newly-designated Series A convertible preferred stock of DigitalGlobe, and (ii) $4.10 in cash for each share of GeoEye common stock into which such share of GeoEye Series A preferred stock was convertible. As a result, DigitalGlobe issued 80,000 shares of Series A convertible preferred stock and paid approximately $11.0 million in cash to GeoEye’s Series A convertible preferred stockholders.

Immediately after the completion of the transaction, former GeoEye stockholders owned approximately 35% of DigitalGlobe’s common stock.

These Unaudited Pro Forma Financial Statements were prepared using the closing stock price of $27.97 on January 31, 2013, the date that the transaction was completed.

NOTE 2. Basis of Presentation

These Unaudited Pro Forma Financial Statements were prepared using the acquisition method of accounting in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (which is referred to as “ASC”) 805, Business Combinations, and use the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. DigitalGlobe is considered to be the acquirer. ASC 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The pro forma adjustments reflected in the accompanying Unaudited Pro Forma Condensed Combined Financial Statements are based on DigitalGlobe’s preliminary evaluation and review of the assets acquired and liabilities assumed. Upon finalization of the valuation, the components and allocation of the purchase price may change as those evaluations and reviews are completed.

Under ASC 805, merger-related transaction costs (such as advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total estimated merger-related transaction costs, including advisory, legal, regulatory and valuation costs and expected to be incurred by DigitalGlobe and GeoEye are as follows (in millions):

	DigitalGlobe	GeoEye	Total
Advisory fees and fairness opinions	$21.1	$15.5	$36.6
Legal	9.7	6.9	16.6
Integration consulting fees	8.5	—	8.5
Public relations	1.4	0.2	1.6
Accounting	0.3	0.4	0.7
Other	1.1	0.8	1.9

	42.1	23.8	65.9
Costs incurred during the year ended December 31, 2012	(19.9)	(14.1)	(34.0)

Remaining costs to be incurred as of December 31, 2012	$22.2	$9.7	$31.9

Transaction costs to be incurred by DigitalGlobe are reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as a reduction to retained earnings/increase in accumulated deficit and unpaid costs are reflected as an increase in accrued liabilities. The remaining transaction costs to be incurred by GeoEye are included in the liabilities assumed in connection with the merger. All transaction costs have been excluded from the Unaudited Pro Forma Condensed Combined Statement of Operations as they are non-recurring in nature.

There were no transactions between DigitalGlobe and GeoEye that need to be eliminated.

NOTE 3. Estimate of Assets to be Acquired and Liabilities to be Assumed

The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed reflects the estimated fair values of GeoEye’s assets and liabilities as of the acquisition date. The final allocation of the purchase price could differ materially from the preliminary allocation used for the pro forma financial statements.

The following is a preliminary allocation of the purchase price as of December 31, 2012 (in millions):

Current assets, net of cash acquired	$80.6
Property and equipment, including satellite constellation	1,087.7
Identifiable intangible assets:
Technology	26.0
Trademarks	5.0
Spectrum/FCC licenses	0.4
Satellite image library	2.0
Operating leases	0.1
Other noncurrent assets	8.0
Current liabilities	(50.2)
Deferred revenue	(12.2)
Long-term deferred tax liability, net	(153.7)
Long-term accrued liability	(0.1)

Fair value of assets and liabilities acquired	993.6
Goodwill	373.9

Total purchase price	$1,367.5

NOTE 4. Accounting Policies

The following reclassifications have been made to the historical financial statements of GeoEye to conform them to DigitalGlobe’s accounting policies.

To reclassify GeoEye’s balance sheet to conform to DigitalGlobe’s presentation at December 31, 2012 as follows (in millions):

Property and equipment	$1,014.5
Satellites and ground stations	(1,014.5)
Accounts payable	(47.7)
Accrued interest	12.3
Other accrued liabilities	35.4

To reclassify GeoEye’s Statement of Operations for the year ended December 31, 2012 to conform to DigitalGlobe’s presentation as follows (in millions):

Cost of revenue, excluding depreciation and amortization	$(47.9)
Selling, general and administrative	47.9

NOTE 5. Consideration Paid for the Acquisition of GeoEye

The following represents the consideration paid for the acquisition of GeoEye (in millions):

Cash paid to GeoEye stockholders, net of cash acquired	$(75.0)	(i)
DigitalGlobe common stock	723.8	(ii)
DigitalGlobe Series A convertible preferred stock	112.7	(iii)
DigitalGlobe stock-based compensation awards issued to replace existing GeoEye equity awards	13.4	(iv)
Long-term debt issued to refinance GeoEye’s long-term debt including early termination penalties and accrued interest	592.6	(v)

Fair value of consideration transferred	$1,367.5

i.	DigitalGlobe funded the cash component to acquire the GeoEye shares of approximately $104.6 million with cash acquired from GeoEye of approximately $179.6 million as of December 31, 2012.

ii.	The value of DigitalGlobe shares issued as merger consideration was based upon the closing DigitalGlobe common stock price as of January 31, 2013 of $27.97 per share. The value of common stock issued is as follows (in millions, except shares and per share amounts):

Shares of DigitalGlobe common stock issued	25,878,002
DigitalGlobe common stock closing price on January 31, 2013	$27.97

Value of common stock issued	$723.8

iii.	The fair value of the 80,000 shares of DigitalGlobe Series A convertible preferred stock totals approximately $112.7 million. The fair value of the DigitalGlobe Series A convertible preferred stock was estimated using a Monte Carlo simulation approach.

iv.	The fair value of stock-based compensation awards represents the fair value of GeoEye stock-based compensation awards converted to DigitalGlobe stock-based compensation awards related to services rendered prior to the merger totaling $21.6 million, net of income taxes of $8.2 million.

v.	GeoEye’s outstanding long-term debt, including principal of $525.0 million and accrued interest of $12.3 million was replaced by new debt (see Note 6(g), below). As a result, DigitalGlobe incurred early termination penalties of approximately $55.3 million.

NOTE 6. Pro Forma Adjustments

Adjustments included in the columns under the heading “Pro Forma Adjustments” represent the following:

(a)	To adjust cash for acquisition activity as follows (in millions):

Cash paid to GeoEye common stockholders	$(93.6)
Cash paid to GeoEye preferred stockholders	(11.0)
Proceeds from new Senior Secured Term Loan	550.0
Proceeds from Senior Notes	600.0
Payoff of GeoEye notes payable, including accrued interest and early termination penalties	(592.6)
Payoff of DigitalGlobe long-term debt, including accrued interest	(495.1)
Cash paid for debt issuance costs	(34.7)

Total decrease in cash	$(77.0)

(b)	To record the estimated fair value of accounts receivable arising from work performed for certain contracts prior to the acquisition date as follows (in millions):

	Historical Carrying Value	Fair Value	Adjustment
Accounts receivable	$23.2	$41.6	$18.4

The fair value adjustment to accounts receivable includes an unbilled receivable for work performed for the National Geospatial-Intelligence Agency (“NGA”) prior to the cancellation of certain portions of the GeoEye EnhancedView contract. The ultimate resolution of this receivable is contingent on reaching a final agreement with the NGA as to the value of the work performed. Accordingly, the Company has recorded an estimate of the fair value of the contingent asset. Such estimate may be subject to change, and is expected to be finalized in the second quarter of 2013, but in no event later than one year following the acquisition date.

(c)	To write-off deferred contract costs as follows (in millions):

	Historical Carrying Value	Fair Value	Adjustment
Deferred contract costs	$0.8	$0.1	$(0.7)
Less current portion	(0.7)	(0.1)	0.6

Long-term portion	0.1	—	(0.1)

(d)	The adjustments to property and equipment are as follows:

Land, buildings, improvements and equipment: GeoEye’s land, buildings, improvements and equipment have been increased by approximately $9.9 million to reflect their estimated fair value. The preliminary fair value of GeoEye’s land, building, improvements and equipment was estimated using a market approach. A market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets.

Satellites: GeoEye’s satellites have been increased by approximately $4.0 million to reflect their estimated fair value. The preliminary fair value of GeoEye’s satellites was estimated using a replacement cost approach and was based on the amount that would be required to replace the service capacity of the assets.

To adjust property and equipment as a result of acquisition accounting as follows (in millions):

	Historical Carrying Value	Fair Value	Adjustment	Estimated Useful Life (Years)
Real property	$15.7	$16.6	$0.9	31
Property and equipment	83.6	106.1	22.5	2 -10
Construction in progress	765.7	752.2	(13.5)	N/A

Total land, buildings, improvements and equipment	865.0	874.9	9.9
Satellites in orbit	208.8	212.8	4.0	5

Total property and equipment	$1,073.8	$1,087.7	$13.9

(e)	Goodwill is calculated as the excess of the purchase price consideration transferred over the fair value of the underlying assets acquired and liabilities assumed.

The pro forma adjustment to goodwill also includes the elimination of goodwill on GeoEye’s historical financial statements.

Goodwill was adjusted as follows as a result of the merger (in millions):

	Historical Carrying Value	Estimated Goodwill	Adjustment
Eliminate GeoEye pre-combination goodwill	$67.9	$—	$(67.9)
Add goodwill acquired	—	373.9	373.9

	$67.9	$373.9	$306.0

(f)

As of the acquisition date, identifiable intangible assets, excluding technology, were measured at fair value primarily using various “income approaches,” which required a forecast of expected future cash flows, either for the use of a relief-from-royalty method or a multi-period excess earnings method. Technology was valued using a cost approach. Intangible assets primarily relate to technology, customer relationships, trademarks, Federal Communications Commission (“FCC”) licenses and satellite image library.

The difference between the preliminary fair value of intangible assets and the historical carrying value of GeoEye’s intangible assets was adjusted as follows (in millions):

	Historical Carrying Value	Fair Value	Adjustment	Estimated Useful Life (Years)
Eliminate GeoEye pre-combination intangible assets	$6.9	$—	$(6.9)
Add fair value of intangibles acquired:
Technology	—	26.0	26.0	5
Trademarks	—	5.0	5.0	3
FCC licenses	—	0.4	0.4	20
Satellite image library	—	2.0	2.0	2
Operating leases	—	0.1	0.1	1

	$6.9	$33.5	$26.6

(g)	In connection with the merger, DigitalGlobe entered into a new credit facility which consists of a $550.0 million Senior Secured Term Loan Facility and a $150.0 million Senior Secured Revolving Credit Facility (the “Facilities”). In addition, DigitalGlobe issued $600.0 million of Unsecured Senior Notes.

The adjustment for the payoff of DigitalGlobe’s and GeoEye’s pre-combination outstanding debt, including the payment of accrued interest, and to record the new DigitalGlobe Senior Secured Term Loan and Unsecured Senior Notes was as follows (in millions):

	Principal	Debt Discount	Long-Term Debt, Net	Accrued Interest	Debt Issuance Costs
Pay-off of GeoEye Notes:
GeoEye 9.625% Senior Notes due 2015	$(400.0)	$10.8	$(389.2)	$(9.6)	$1.6
GeoEye 8.625% Senior Notes due 2016	(125.0)	—	(125.0)	(2.7)	2.9

	(525.0)	10.8	(514.2)	(12.3)	4.5
Pay-off of DigitalGlobe Long-Term Debt:
Current notes payable	(5.0)	—	(5.0)
Long-term debt	(490.0)	11.4	(478.6)

	(495.0)	11.4	(483.6)	(0.1)	5.3
Senior Secured Term Loan:
Note payable - Current	4.1	—	4.1
Note payable - Long-term	545.9	(2.4)	543.5

	550.0	(2.4)	547.6	—	(13.7)
DigitalGlobe Unsecured Senior Notes:
Senior notes payable - Current	—	—	—
Senior notes payable - Long-term	600.0	(1.3)	598.7

	600.0	(1.3)	598.7	—	(16.0)

Net effect of refinancing of long-term debt	$130.0	$18.5	$148.5	$(12.4)	$(19.9)

Current portion	0.9	—	0.9

Long-term portion	$130.9	$18.5	$149.4

Approximately 33% of DigitalGlobe’s debt discount and debt issuance costs will be treated as a debt modification and included in the debt discounts and debt issuance costs of the new debt. The remaining 67% will be expensed as a loss on debt extinguishment. The costs associated with refinancing the line of credit has been excluded as the line of credit was not used for financing the acquisition.

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects a reduction of retained earnings of $11.1 million for the loss on debt extinguishment of $18.0 million, net of income taxes at 38.0%. The loss on extinguishment of debt includes $5.0 million of fees expensed in connection with the modification of the DigitalGlobe debt. The write-off of DigitalGlobe’s debt discount and debt issuance costs are not included in the Unaudited Pro Forma Condensed Combined Statement of Operations because they are non-recurring expenses of the transaction.

(h)	To adjust accrued liabilities to fair value totaling $0.1 million.

(i)	To record estimated transaction costs of DigitalGlobe and GeoEye for advisory, legal, regulatory and valuation costs as follows (in millions):

DigitalGlobe transaction costs	$22.2
GeoEye transaction costs	9.7

Remaining costs to be incurred as of December 31, 2012	$31.9

The DigitalGlobe transaction costs are required to be expensed in accordance with ASC 805. Accordingly, the Unaudited Pro Forma Condensed Combined Balance Sheet reflects a reduction of retained earnings of $16.9 million ($22.2 million net of income taxes of $5.3 million).

(j)	In connection with the merger, deferred revenue related to existing contracts is required to be measured at fair value. To the extent that the fair value of the obligation to provide future products or services is different than the deferred revenue that has been recorded, an adjustment to deferred revenue is recorded.

Historically, both DigitalGlobe and GeoEye have derived a substantial portion of their revenue and their deferred revenue from contracts with the NGA. On December 5, 2012, GeoEye received notice from the NGA that effective immediately, the NGA was terminating the GeoEye-2 cost share agreement for convenience.

The GeoEye-2 satellite has not yet been placed into service. As of the acquisition, DigitalGlobe had decided and soon thereafter publicly stated that it intended to place the GeoEye-2 satellite into storage. The Company believes that, under the current strategy of not launching the satellite, the fair value of any potential obligations to the NGA under the GeoEye-2 cost share arrangement is zero. Accordingly, total deferred revenue of $142.6 million was eliminated as part of the acquisition accounting, of which $137.8 million was associated with the EnhancedView contract.

To adjust deferred revenue (in millions):

	Historical Carrying Value	Fair Value	Adjustment
Deferred revenue	$154.8	$12.2	$(142.6)
Less current portion	(41.1)	(10.2)	30.9

Long-term portion	$113.7	$2.0	$(111.7)

(k)	To eliminate deferred lease incentives as follows (in millions):

	Historical Carrying Value	Fair Value	Adjustment
Deferred lease incentives	$7.3	$—	$(7.3)

(l)	No adjustments to the tax basis of GeoEye’s assets and liabilities are expected as a result of the merger. Deferred income taxes at December 31, 2012 have been adjusted by approximately $31.5 million for temporary differences caused by book and tax differences after the allocation of the pro forma purchase price and adjusting for limitations of deductibility using DigitalGlobe’s statutory income tax rate (including state taxes) of approximately 38.0%.

(m)	To eliminate GeoEye’s stockholders’ equity as follows (in millions):

Common stock	$0.2
Paid in capital	392.0
Retained earnings	180.3

Total stockholders’ equity	$572.5

(n)	To record equity issued to acquire GeoEye (in millions):

Common stock	$723.8
Series A convertible preferred stock	112.7
DigitalGlobe stock-based compensation awards issued to replace existing GeoEye awards, excluding taxes of $8.2 million	21.6

Total equity issued	$858.1

(o)	To eliminate non-recurring transaction costs incurred during the year ended December 31, 2012 as follows (in millions):

DigitalGlobe	$19.9
GeoEye	14.1

Costs incurred during the year ended December 31, 2012	$34.0

(p)	GeoEye stock options were converted to DigitalGlobe stock options. As of January 31, 2013, there was an incremental expense of approximately $3.5 million resulting from the conversion ratio of 1.425 established at the merger date as compared to the ratio of GeoEye and DigitalGlobe market prices on January 31, 2013 of 1.281. The amount of the incremental expense to be incurred during the first year is approximately $3.3 million.

(q)	Property and equipment will be depreciated over estimated useful lives ranging from 2 to 31 years with an estimated weighted average remaining useful life of approximately 14 years. The remaining useful lives were estimated based on useful lives for similar assets adjusted for the estimated age of GeoEye’s depreciable assets.

Acquired satellites currently in service are assumed to be depreciated over an assumed estimated weighted average remaining useful life of approximately five years. The weighted average remaining useful life was estimated based on useful lives for similar assets adjusted for the age of GeoEye’s satellites. However, the Company has not completed its analysis of the estimated useful life of its GeoEye-1 satellite. Any change in the estimated useful life of the satellite would have a corresponding effect on the valuation of the satellite. Such analysis is expected to be finalized in the third quarter of 2013, but in no event later than one year following the acquisition date. The GeoEye-2 satellite has not yet been placed into service. The Company intends to place GeoEye-2 into storage and does not intend to launch the satellite in the near future.

Intangible assets will be amortized on a straight-line basis over the estimated useful lives discussed previously.

To adjust depreciation and amortization expense as follows for the year ended December 31, 2012 (in millions):

Eliminate GeoEye’s historical depreciation	$(67.3)
Depreciation of acquired fixed assets	55.8

Decrease in depreciation expense	(11.5)
Increase in amortization expense related to intangible assets	4.3

Total change in depreciation and amortization	$(7.2)

The preliminary estimated useful lives and fair value adjustments of property and equipment acquired in the merger were determined in accordance with procedures described above. With other assumptions held constant, a 10% increase in the fair value adjustment for property and equipment, and intangible assets as calculated would increase annual pro forma depreciation and amortization expense by approximately $5.6 million and $0.7 million, respectively. With other assumptions held constant, a decrease of one year in the estimated remaining weighted average useful lives of building, improvements and satellites would increase pro forma depreciation and amortization expense by approximately $12.3 million and $1.9 million, respectively.

(r)	Each loan made under the senior secured term loan will bear interest at a LIBOR Rate, subject to a floor, or Base Rate, in each case plus an applicable margin. Interest periods on LIBOR Rate-based loans may be one, two, three or six months, at the Borrower’s option. The assumed interest rate for the Senior Secured Term Loan was 3.75% for these Unaudited Pro Forma Financial Statements.

The Unsecured Senior Notes bear interest at a fixed rate of 5.25%.

To adjust interest expense and for the impact of change in effective interest rate used in the capitalization of interest for the new Senior Secured Term Loan and Unsecured Senior Notes for the year ended December 31, 2012 as follows (in millions):

Eliminate pre-combination interest expense, net of capitalized interest:
DigitalGlobe	$(8.1)
GeoEye	—

Total pre-combination interest expense, net of capitalized interest	(8.1)
Add interest expense, net of capitalized interest, on new Senior
Secured Term Loan and Senior Notes:
DigitalGlobe	5.4

Decrease in interest expense	$(2.7)

A 1/8% change in the variable interest rate would result in a $0.7 million change in interest expense for the year ended December 31, 2012.

(s)	To record the income tax benefit of the adjustments to the Unaudited Pro Forma Condensed Combined Statements of operations and adjusting for limitations of deductibility at DigitalGlobe’s statutory tax rate (including state income taxes) of approximately 38.0%.

(t)	To eliminate GeoEye’s Series A convertible preferred stock dividends and replace with DigitalGlobe’s Series A convertible preferred stock dividends for the year ended December 31, 2012 as follows (in millions):

Eliminate GeoEye’s pre-combination preferred stock dividends	$4.0
Record DigitalGlobe’s post-combination preferred stock dividends	(4.0)

Net increase in preferred stock dividends	$—

(u)	To allocate $4.6 million of DigitalGlobe’s income to participating securities (Series A convertible preferred stock) for the year ended December 31, 2012.

NOTE 7. Earnings Per Share

Basic pro forma earnings per share, which is referred to as “EPS”, is computed by dividing pro forma net income available to common stockholders based on the pro forma weighted-average number of shares of DigitalGlobe’s common stock outstanding. Securities that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are required to be included in the computation of basic EPS and diluted EPS pursuant to the two-class method. Net income available to common stockholders is equal to net income less preferred stock dividends and income allocated to participating securities. DigitalGlobe’s Series A convertible preferred stock will be participating securities for which the two-class method of computing earnings per share is required.

Diluted pro forma earnings per share is calculated by dividing pro forma net income available to common stockholders as adjusted for the effect of dilutive common equivalent shares by the pro forma weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the common shares issuable related to stock options and nonvested stock using the treasury stock method. For purposes of computing diluted earnings per share, the if-converted method will be used to the extent that the result is more dilutive than the application of the two-class method.

The following is a reconciliation of the pro forma basic and diluted EPS computations for the year ended December 31, 2012 (amounts in millions except per share amounts):

Pro forma net income	$119.3
Preferred stock dividends	(4.0)

Undistributed earnings	115.3
Income allocated to participating securities	(4.6)

Net income available to common stockholders	$110.7

Weighted average shares used to compute basic earnings per share	72.1
Dilutive effects of stock options, employee stock purchase plan shares and nonvested stock	1.4

Weighted average shares used to compute diluted earnings per share	73.5

Earnings per share:
Basic	$1.54
Diluted	$1.51